Exhibit 99.1

P R E S S R E L E A S E
For Immediate Release:	Contact: Mollie Condra, Ph.D. HealthStream (615)-301-3237 mollie.condra@healthstream.com

HealthStream CEO Rewards Employees with Contribution of

Personally Owned Shares of Company Stock

Nashville, Tennessee (December 29, 2021) – HealthStream (Nasdaq: HSTM) announced today that its Chief Executive Officer, Robert A. Frist, Jr., has contributed approximately $2.25 million of his personally owned shares of HealthStream common stock for the benefit of HealthStream employees. To accomplish this, Mr. Frist has contributed 86,494 of his shares to HealthStream, and HealthStream has approved the grant of that same number of shares under its 2016 Omnibus Incentive Plan to eligible employees, as noted below. These shares will not be subject to any vesting conditions and are being issued effective immediately.

Over 1,000 HealthStream employees will receive shares of stock from this contribution, none of whom are executives, vice presidents, or associate vice presidents who periodically receive equity grants in the Company’s stock incentive plan.

“Since its founding as a two-person, tech start-up over 30 years ago, HealthStream has grown into an industry-leading, innovative public company that is improving the quality of healthcare by developing the people who deliver care—and our employees have made this happen,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream. “I am excited to make this contribution to allow our employees, many of whom have not previously participated in our equity programs, to become owners in the Company that they helped to build and join all of our stakeholders in the future success of HealthStream.”

The grant of HealthStream common stock for employees will result in no dilution of shares to any existing shareholders other than Mr. Frist. In addition, Mr. Frist has contributed an additional 7,113 shares (valued at approximately $185,000) to HealthStream, without consideration paid to Mr. Frist, which amount is equivalent to the estimated Company costs associated with the equity grants, such as administrative expenses and employer payroll taxes which will be associated with the grants. The Company will record a compensation expense of approximately $2.25 million, along with approximately $185,000 for such administrative expenses and employer payroll taxes, in connection with this transaction in the fourth quarter of 2021. The only impact on adjusted EDITDA in connection with this transaction will be approximately $185,000 of such payroll tax and administrative expenses.

“I am humbled by our employees’ visionary drive and hard work to make a difference in healthcare, particularly during the last 21 months in their relentless support of the healthcare workforce through the extraordinary challenges brought on by COVID-19,” said Mr. Frist. "For those that have been on this journey with me over the months and years, I want to recognize their service with this expression of my appreciation.”

About HealthStream

HealthStream (Nasdaq: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by healthcare organizations across the U.S. for workforce development, training & learning management, nurse & staff scheduling, clinical education, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. HealthStream’s corporate office is in Nashville, Tennessee. For more information, visit http://www.healthstream.com or call 800-521-0574.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact) that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including that the anticipated financial results associated with the acquisition may not be achieved, and that the anticipated financial and strategic benefits of the acquisition may not be realized, as well as the result of risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 26, 2021, the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2021, filed on October 28, 2021, and in the Company’s other filings with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update or revise any such forward-looking statements.

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